                                                                     EXHIBIT 4.2

                               LIQUIDITY AGREEMENT

         THIS LIQUIDITY AGREEMENT (this "Agreement") is made and entered into as of August 15, 2003 by and among OpenTV Corp., a British Virgin Islands corporation ("OpenTV"), and BettingCorp Ltd., a British Virgin Islands corporation ("BettingCorp").

         WHEREAS, pursuant to an Asset Purchase Agreement (the "Purchase Agreement") dated August 15, 2003, between OpenTV and BettingCorp, OpenTV has agreed to acquire substantially all of the assets of BettingCorp for an aggregate of US$1,733,470.93 in cash and 3,225,063 Class A Ordinary Shares, par value $0.01 per share, of OpenTV (the "OpenTV A Ordinary Shares"); and

         WHEREAS, pursuant to the Purchase Agreement, US$346,694.19 and 645,013 of the OpenTV Ordinary Shares payable pursuant to the Purchase Agreement (the "Escrowed Shares") are being placed in an escrow account pursuant to the terms of that certain Escrow Agreement, dated the date hereof (the "Escrow Agreement"), between OpenTV, BettingCorp and Bank of Oklahoma, N.A., a national banking institution incorporated under the laws of the United States of America, as escrow agent (the "Escrow Agent"), in order to satisfy certain contingent obligations of BettingCorp under the Purchase Agreement; and

         WHEREAS, promptly following the transactions contemplated by the Purchase Agreement, BettingCorp intends to distribute the OpenTV A Ordinary Shares issued to it pursuant to the Purchase Agreement (other than the Escrowed Shares) to certain of its shareholders listed on Schedule A hereto (BettingCorp, and each of the shareholders listed on Schedule A hereto that receives Consideration Shares (as defined below) in a distribution from BettingCorp and who executes an agreement agreeing to be bound by the terms of this Agreement is referred to herein as a "Holder" and collectively as the "Holders"); and

         WHEREAS, at the times permitted by the Escrow Agreement, BettingCorp intends to distribute the OpenTV A Ordinary Shares subject to such Escrow Agreement to certain of its shareholders listed on Schedule A hereto;

         WHEREAS, in order to secure certain of OpenTV's obligations to the Holders pursuant to Article 2 hereunder, simultaneously with the execution and delivery of this Agreement, OpenTV is depositing US $6,933,885.45 in cash (the "Liquidity Escrow Fund") with Bank of Oklahoma, N.A., a national banking institution incorporated under the laws of the United States of America, as escrow agent (the "Liquidity Escrow Agent"), to be held and disposed of by the Liquidity Escrow Agent pursuant to the terms of that certain Escrow Agreement, dated the date hereof, between OpenTV, BettingCorp and the Liquidity Escrow Agent, a copy of which is attached hereto as Annex A (the "Liquidity Escrow Agreement"); and

         WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, OpenTV and BettingCorp are entering into this Agreement and the Liquidity Escrow Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01. Definitions.

         (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means with respect to any specified Person, an "affiliate," as defined in Rule 144, of such Person.

         "Amount Realized" with respect to any Consideration Share sold during the Guarantee Period means the gross amount in United States dollars, net of the amount of actual transaction fees for the sale of such Consideration Share, realized upon the sale of such Consideration Share, including any amounts received by the Holders in respect of any Hedging Transactions effected in contravention of Section 2.02.

         "Business Day" means any day other than Saturday, Sunday and a day on which banks are required or permitted to close in New York, New York.

         "Closing" means the closing of the transactions contemplated by the Asset Purchase Agreement.

         "Commission" means the Securities and Exchange Commission

         "Consideration Share" shall mean any OpenTV A Ordinary Share issued to BettingCorp pursuant to the Purchase Agreement (including any Escrowed Shares delivered to the Holders pursuant to Section 2.01(b) or any such Escrowed Shares finally released to the Holders under the terms of the Escrow Agreement).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Guaranteed Amount" means for each Consideration Share the sum of (a) the Initial Amount plus (b) interest on the Initial Amount at an annual rate equal to LIBOR plus 1.5%, computed semiannually and compounding semiannually from the date of the Closing to the date such Consideration Share is sold.

         "Guarantee Period" means the period beginning on the Closing and ending on the earlier of (a) 30 days following the first date that the last of the Consideration Shares may be sold pursuant to Rule 144, (b) such date that a Shelf Registration Statement covering resales of the Consideration Shares shall have been effective for 30 calendar days (whether or not such days are consecutive), (c) the 18-month anniversary of the Closing and (d) such date that all Consideration Shares shall have been sold.

         "Hedging Transaction" means any transaction involving a security linked to the OpenTV A Ordinary Shares or any security that would be deemed to be a "derivative security" (as defined in Rule 16a-1(c) under the Exchange Act) with respect to the OpenTV A Ordinary Shares or any transaction (even if not a security) that would (were it a security) be considered such a derivative security, or that transfers some or all of the economic risk of ownership of OpenTV A Ordinary Shares, including, without limitation, any forward contract, equity swap, put or call, put or call equivalent position, short sale, short sale against-the-box, collar, non-recourse loan, sale of exchangeable security or similar transaction.

         "Initial Amount" means for each Consideration Share US$2.15.

         "LIBOR" shall be determined semiannually on the date of this Agreement and on each six-month anniversary thereof as follows:

         (a) OpenTV will compute the arithmetic mean (rounded upwards, if necessary, to the nearest 1/32 of 1%) of the offered rates at approximately 9:00 a.m., San Francisco time, for six-month Eurodollar deposits that appear on the Reuters Screen LIBO Page on such determination date. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Money 3000 Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London InterBank Offered Rates of major banks). If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR for such period shall mean such arithmetic mean as determined by OpenTV.

         (b) If fewer than two such offered rates appear on the Reuters Screen LIBO Page, OpenTV will request the principal London office of each of four banks in the London InterBank market, selected by OpenTV, to provide OpenTV with its offered quotation for six-month Eurodollar deposits to prime banks in the London InterBank market at approximately 9:00 a.m., San Francisco time (or as near thereto as practicable), on the determination date in question in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time. If at least two quotations are so provided, LIBOR for such period shall be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/32 of 1%) of the offered quotations obtained by OpenTV.

         (c) If fewer than two such above offered quotations are so provided, OpenTV will request three major banks in New York City, selected by OpenTV, to provide OpenTV with a quotation of the rate at which each such bank offered to leading European banks at approximately 9:00 a.m. San Francisco time, on that Determination Date for six-month loans in U.S. dollars in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time. If the banks selected as aforesaid by OpenTV are quoting as mentioned in this paragraph, LIBOR for such period shall be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/32 of 1%) of the offered quotations obtained by OpenTV.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Person" means any individual, corporation, company, limited liability company, partnership, joint venture, governmental authority, business association or other entity.

         "Prospectus" means the prospectus included in a Shelf Registration Statement, as amended or supplemented by any amendment or prospectus supplement, with respect to the terms of the offering of any portion of the Consideration Shares covered by such Shelf Registration Statement, and all other amendments and supplements to such prospectus, including materials incorporated by reference in such prospectus.

         "Public Offering" means any public offering of Consideration Shares pursuant to an effective registration statement under the Securities Act.

         "Registration Expenses" means all costs and expenses of registration, including (i) registration, qualification and filing fees with the Commission,
(ii) fees and expenses of compliance with securities or blue sky laws, (iii) printing expenses and fees and expenses of any trustee or escrow agent, (iv) internal expenses of OpenTV (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (v) fees and disbursements of counsel for OpenTV, (vi) up to US$15,000 in fees and disbursements of one counsel for all of the Holders, taken together as a group,
(vii) customary fees and expenses for independent certified public accountants retained by OpenTV (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters if OpenTV elects to obtain any such comfort letter in connection with a Shelf Registration), (viii) fees and expenses of any special experts retained by OpenTV in connection with such registration, (ix) fees and expenses of listing the Consideration Shares on a securities exchange, and (x) underwriting fees or discounts or commissions attributable to the sale of Consideration Shares pursuant to a Shelf Registration Statement through an underwriter or broker-dealer designated by OpenTV; but shall not include any underwriting fees or discounts or commissions attributable to the sale of Consideration Shares through an underwriter or broker-dealer not designated by OpenTV or any fees and expenses of counsel for the Holders in excess of the amount noted in (vi) above.

         "Rule 144" means Rule 144 under the Securities Act including any successor statute.

         "Securities Act" means the Securities Act of 1933, as amended.

         (b) The following terms shall have the respective meanings ascribed thereto in the indicated sections of this Agreement:

Term                                       Section
----                                       -------
AAA Rules                                  4.12
Acceptance Date                            2.03
Acceptance Notice                          2.03
ADR                                        4.12
Agreement                                  Preamble
BettingCorp                                Preamble

Escrow Agreement                           Recitals
Escrow Agent                               Recitals
Escrowed Shares                            Recitals
Free Sale Period                           2.03
Indemnified Party                          3.05
Indemnifying Party                         3.05
Inspectors                                 3.01
Liquidity Escrow Agent                     Recitals
Liquidity Escrow Agreement                 Recitals
Liquidity Escrow Fund                      Recitals
OpenTV                                     Preamble
OpenTV A Ordinary Shares                   Recitals
Purchase Agreement                         Recitals
Put Notice                                 1.05
Put Shares                                 1.05
Records                                    3.02
ROFO Notice                                2.03
ROFO Offer                                 2.03
ROFO Price                                 2.03
Sale Notice                                2.02
Shelf Registration Statement               3.01

                                    ARTICLE 2
                               LIQUIDITY OF STOCK

         Section 2.01. Payment of Amounts.

         (a) Except with respect to any sale of Escrowed Shares that occurs prior to the date such shares are finally released to the Holders under the terms of the Escrow Agreement, on or before the fifth Business Day following the date that Holder delivers a Sale Notice with respect to its sale of any Consideration Shares, if such sale occurs prior to the expiration of the Guarantee Period, the following payments shall be made, as applicable:

         (i) If the aggregate Amount Realized in respect of the sale of such Consideration Shares was less than the aggregate Guaranteed Amount with respect to such Consideration Shares, OpenTV shall pay, or cause to be paid by the Liquidity Escrow Agent, the Holders selling such Consideration Shares an amount of cash in United States dollars equal to the result of (A) the aggregate Guaranteed Amount for such Consideration Shares that were sold minus (B) the aggregate Amount Realized in respect of the sale of such Consideration Shares.

         (ii) If the aggregate Amount Realized in respect of the sale of such Consideration Shares was greater than the aggregate Guaranteed Amount with respect to such Consideration Shares, the Holders selling such Consideration Shares shall pay OpenTV an amount of cash in United States dollars equal to the result of (A) the aggregate Amount Realized in respect of the sale of such Consideration Shares that were sold minus (B) the aggregate Guaranteed Amount for such Consideration Shares that were sold.

         (iii) If the aggregate Amount Realized in respect of the sale of such Consideration Shares was equal to the aggregate Guaranteed Amount with respect to such Consideration Shares, no payments shall be made to any Person in respect thereof, subject to clause (c) below.

         (b) If OpenTV elects to file a Shelf Registration Statement pursuant to Section 3.01, OpenTV shall include all Consideration Shares and any Escrowed Shares in such Shelf Registration Statement. On or prior to the date that the Shelf Registration Statement is declared effective by the Commission, OpenTV and the Holders jointly shall direct the Escrow Agent to deliver all such Escrowed Shares remaining subject at that time to the Escrow Agreement to one or more Holders. Such Holder or Holders shall sell such Escrowed Shares pursuant to the Shelf Registration Statement. On or before the fifth Business Day following the date that Holder delivers a Sale Notice with respect to its sale of such Escrowed Shares, the following deliveries or payments shall be made, as applicable:

         (i) If the aggregate Amount Realized in respect of the sale of such Escrowed Shares was less than the aggregate Guaranteed Amount with respect to such Escrowed Shares, (A) the Holder or Holders shall deliver to the Escrow Agent an amount of cash in United States dollars equal to the aggregate Amount Realized in respect of the sale of such Escrowed Shares and (B) OpenTV shall deliver, or cause to be delivered by the Liquidity Escrow Agent, to the Escrow Agent an amount of cash in United States dollars equal to the result of (1) the aggregate Guaranteed Amount for such Escrowed Shares that were sold minus (2) the aggregate Amount Realized in respect of the sale of such Escrowed Shares.

         (ii) If the aggregate Amount Realized in respect of the sale of such Escrowed Shares was greater than the aggregate Guaranteed Amount with respect to such Escrowed Shares, the Holder or Holders shall (A) deliver to the Escrow Agent an amount of cash in United States dollars equal to the aggregate Guaranteed Amount with respect to such Escrowed Shares and (B) pay to OpenTV an amount of cash in United States dollars equal to the result of (1) the aggregate Amount Realized in respect of the sale of such Escrowed Shares that were sold minus (2) the aggregate Guaranteed Amount for such Escrowed Shares that were sold.

         (iii) If the aggregate Amount Realized in respect of the sale of such Escrowed Shares was equal to the aggregate Guaranteed Amount with respect to such Escrowed Shares, the Holder or Holders shall deliver to the Escrow Agent an amount of cash in United States dollars equal to the aggregate Amount Realized in respect of the sale of such Escrowed Shares.

All amounts delivered by any party to the Escrow Agent pursuant to this Section 2.01(b) shall be added to the Cash Escrow Fund (as defined in the Escrow Agreement) and held by the Escrow Agent as Escrow Property (as defined in the Escrow Agreement) in accordance with the terms of the Escrow Agreement. Any amounts to be paid or delivered pursuant to this Section 2.01 by

OpenTV to a Holder or to the Escrow Agent shall be paid out of the Liquidity Escrow Fund as specified in Section 2.06 to the extent there are funds available therefor in the Liquidity Escrow Fund.

         (c) If any Consideration Shares (including any Escrowed Shares) are sold by a Holder and such sale occurs prior to the expiration of the Guarantee Period, promptly after any payments to the Holders and/or deliveries to the Escrow Agent by the Liquidity Escrow Agent otherwise required by this
Section 2.01 with respect to such sale have been made, the parties shall cause the Liquidity Escrow Agent to pay OpenTV out of the Liquidity Escrow Fund an amount of cash in United States dollars equal to the result, if positive, of (i) the aggregate Initial Amount with respect to such Consideration Shares that were sold minus (ii) the aggregate amount, if any, paid to the Holders selling such Consideration Shares or delivered to the Escrow Agent pursuant to this Section 2.01.

         Section 2.02. Sale of Consideration Shares; No Hedging Transaction. Each Holder covenants and agrees to use good faith efforts to sell the maximum number of Consideration Shares as soon as permitted by the Securities Act and the rules and regulations of the Commission promulgated thereunder pursuant to either an effective Shelf Registration Statement covering any Consideration Shares or pursuant to Rule 144 and shall use reasonable efforts to maximize the Amount Realized in respect of any sale of Consideration Shares. In connection with any sale of Consideration Shares conducted through a broker transaction, each Holder agrees to use a broker-dealer that is designated by OpenTV. During the Guarantee Period, (a) the Holders shall not engage in any Hedging Transactions involving the Consideration Shares or other OpenTV A Ordinary Shares, (b) the Holders shall not transfer the Consideration Shares except for
(i) a sale of such Consideration Shares for cash in accordance with this Agreement or (ii) in connection with a distribution by BettingCorp to its shareholders listed on Schedule A hereto and (c) on or before the second Business Day following any sale of Consideration Shares, the Holder selling such Consideration Shares shall provide notice to OpenTV (a "Sale Notice"), certifying as to the number of Consideration Shares sold by the Holder, the dates upon which such Consideration Shares were sold and the computation of the Amount Realized with respect to each such sale of Consideration Shares. The Holder shall provide such evidence as OpenTV may reasonably request to confirm the matters specified in the Sale Notice.

         Section 2.03. Right of First Offer.

         (a) Other than with respect to an underwritten Public Offering or a sale pursuant to a Shelf Registration Statement, prior to any sale of any Consideration Shares by a Holder during the Guarantee Period for an amount of cash that, on a per share basis, will yield an Amount Realized that is less than the Guaranteed Amount, the Holder shall deliver written notice (a "ROFO Notice") to OpenTV of the Holder's irrevocable offer (a "ROFO Offer") to sell to OpenTV all or any of the Consideration Shares proposed to be sold in such transaction for a purchase price per share, in cash, equal to Guaranteed Amount. If OpenTV desires to accept the ROFO Offer, it may do so by delivering written notice thereof indicating how many of such offered Consideration Shares it elects to purchase (an "Acceptance Notice") to the Holder prior to 5:00 p.m., New York City time, on the second Business Day after OpenTV's receipt of the ROFO Notice (the "Acceptance Date"). The delivery of a timely Acceptance Notice shall constitute a binding agreement between OpenTV and such Holder as to the purchase and sale of the Consideration Shares indicated on the Acceptance Notice at the Guaranteed Amount. OpenTV shall purchase, and the Holder shall sell, such Consideration Shares at a closing to be held at 10:00 a.m., New York City time, at the offices of Baker Botts L.L.P., 30 Rockefeller Center, New York, New York 10112, on the third Business Day after the Acceptance Date. OpenTV and the Holder shall execute a customary agreement for the purchase and sale of the Consideration Shares, which agreement shall contain representations and warranties on the part of the Holder that the Consideration Shares are, and will be at the closing of the sale of such Consideration Shares to OpenTV, owned by such Holder, beneficially and of record, and are, and at the time of such closing will be, free and clear of any liens or restrictions whatsoever. At the closing, against receipt of the Consideration Shares being purchased by OpenTV, OpenTV shall pay, or cause to be paid, such Holder the aggregate Guaranteed Amount for such Consideration Shares. Any amounts to be paid pursuant to this Section 2.03 by OpenTV to a Holder shall be paid out of the Liquidity Escrow Fund as specified in Section 2.06 to the extent there are funds available therefor in the Liquidity Escrow Fund.

         (b) If OpenTV does not timely deliver an Acceptance Notice with respect to all of the Consideration Shares offered in a ROFO Notice, or notifies the Holder in writing that it will not be electing to purchase all of the Consideration Shares offered in a ROFO Notice, then the Holder may thereafter, for a period of ten Business Days commencing on the earlier of (i) the date OpenTV notifies the Holder in writing that it does not wish to exercise its right of first offer with respect to all of the Consideration Shares offered in a ROFO Notice and (ii) the second Business Day after OpenTV's receipt of the ROFO Notice (the "Free Sale Period"), sell for cash the Consideration Shares offered in the ROFO Notice with respect to which OpenTV has elected not to exercise its right of first offer at such prices as such Holder may determine, which prices may be below the Guaranteed Amount. Any Consideration Shares that are not sold by the Holder during the Free Sale Period shall thereafter not be sold at a price below the then-current Guaranteed Amount without the Holder again delivering to OpenTV a ROFO Notice and complying with the other requirements of this Section 2.03.

         Section 2.04. Purchase Right. Without limiting the applicability of Sections 2.01 or 2.03 hereof, OpenTV may at any time, and from time to time, during the Guarantee Period and upon two Business Days prior written notice to a Holder, elect to acquire from such Holder any of the Consideration Shares at a price per share equal to the Guaranteed Amount; provided that, the election shall not be valid with respect to any particular Consideration Shares during a Free Sale Period for such Consideration Shares or if a sale of such Consideration Shares through a broker-dealer has been effected but not settled. Such Consideration Shares will be purchased at a closing to be held at 10:00 a.m., New York City time, at the offices of Baker Botts L.L.P., 30 Rockefeller Center, New York, New York 10112, on the third Business Day after the date of receipt of such notice to a Holder. OpenTV and the Holder shall execute a customary agreement for the purchase and sale of such Consideration Shares, which agreement shall contain representations and warranties on the part of the Holder that such Consideration Shares are, and will be at the closing of the sale of such Consideration Shares to OpenTV, owned by such Holder, beneficially and of record, and are, and at the time of such closing will be, free and clear of any liens or restrictions whatsoever. At the closing, against receipt of the Consideration Shares, OpenTV shall pay, or cause to be paid, such Holder the aggregate Guaranteed Amount for such Consideration Shares. Any amounts to be paid pursuant to this Section 2.04 by OpenTV to a Holder shall be paid out of the Liquidity Escrow Fund as specified in
Section 2.06 to the extent there are funds available therefor in the Liquidity Escrow Fund.

         Section 2.05 Put Right. Beginning on the 18-month anniversary of the Closing and ending at 5:00 p.m., San Francisco, California time on the fifth Business Day thereafter, any Holder may notify OpenTV in writing that it desires that OpenTV purchase from it and/or the Escrow Agent all or any of the Consideration Shares, including any Escrowed Shares remaining subject to the Escrow Agreement, that have not been sold prior to the time of such notice at a per share price equal to the Guaranteed Amount for such Consideration Shares (a "Put Notice"). Upon valid receipt of a Put Notice, OpenTV shall purchase, and the Holder and/or the Escrow Agent shall sell, the Consideration Shares specified in such notice (the "Put Shares") at a closing to be held at 10:00 a.m., New York City time, at the offices of Baker Botts L.L.P., 30 Rockefeller Center, New York, New York 10112, on the third Business Day after the date of receipt of such Put Notice. OpenTV and the Holder shall execute a customary agreement for the purchase and sale of the Put Shares being sold by such Holder, which agreement shall contain representations and warranties on the part of the Holder that such Put Shares are, and will be at the closing of the sale of such Put Shares to OpenTV, owned by such Holder, beneficially and of record, and are, and at the time of such closing will be, free and clear of any liens or restrictions whatsoever. At the closing, against receipt of the Put Shares, OpenTV shall pay, or cause to be paid, such Holder, and/or deliver or cause to be delivered to the Escrow Agent, the aggregate Guaranteed Amount for such Put Shares. Any amounts to be paid pursuant to this Section 2.05 by OpenTV to a Holder shall be paid out of the Liquidity Escrow Fund as specified in Section
2.06 to the extent there are funds available therefor in the Liquidity Escrow Fund. The parties will execute such instructions as are necessary in order to effect any sale of Put Shares by the Escrow Agent to OpenTV pursuant to this
Section 2.05.

         Section 2.06. Payment of Amounts; Instructions to Liquidity Escrow Agent. Payment of amounts pursuant to this Article 2 shall be by wire transfer of same day funds to the account or accounts designated by the Person to receive payment not less than two Business Days preceding the date payment is to be made. Each of OpenTV and the Holders agree to execute all necessary instructions
(i) directing the Liquidity Escrow Agent to distribute any amounts to be paid out of the Liquidity Escrow Fund as provided in this Article 2, (ii) directing the Liquidity Escrow Agent to release and pay to OpenTV the aggregate amount of the Liquidity Escrow Fund remaining on deposit with the Liquidity Escrow Agent immediately following the expiration of the Guarantee Period (or, if amounts remain unpaid under this Article 2 or Consideration Shares remain unsold on the 18-month anniversary of the Closing, following the expiration or satisfaction of the Holders' rights under this Article 2) and (iii) advising the Escrow Agent to deliver Escrowed Shares as specified in Section 2.01(b). Neither OpenTV nor the Holders shall refuse to deliver such instructions, or object to any instructions given by any party, unreasonably or in bad faith. Any amounts required to be paid by OpenTV pursuant to this Article 2 shall be paid first out of the Liquidity Escrow Fund remaining on deposit with the Liquidity Escrow Agent, and, if the aggregate amount of the Liquidity Escrow Fund remaining on deposit with the Liquidity Escrow Agent is less than the amount required to be paid by OpenTV pursuant to this Article 2, then the balance shall be paid by OpenTV. Payments by the Liquidity Escrow Agent shall be deemed to have been made by OpenTV and shall satisfy any obligation of OpenTV to make a payment under this Article 2 to the extent of such payment.

                                    ARTICLE 3
                          SHELF REGISTRATION STATEMENT

         Section 3.01. Filing of Shelf Registration Statement.

         (a) OpenTV may at any time in its sole discretion, but shall not be required to, prepare and file a "shelf" registration statement with respect to the Consideration Shares on Form S-3, or any other appropriate form under the Securities Act (the "Shelf Registration Statement"), for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. OpenTV agrees to give the Holders not less than five Business Days advance notice of its intent to file the Shelf Registration Statement.

         (b) Before filing a Shelf Registration Statement or Prospectus or any amendments or supplements thereto (other than documents incorporated by reference), OpenTV shall provide counsel to the Holders with a reasonable opportunity to review and comment on such Shelf Registration Statement and each Prospectus included therein (and each such amendment and supplement thereto) to be filed with the Commission. OpenTV may, for any reason and without the consent of the Holders, delay, suspend, abandon or withdraw any Shelf Registration Statement and any related offering or distribution of Consideration Shares proposed to be made thereunder.

         (c) At the time a Shelf Registration Statement is declared effective by the Commission, the Holders holding Consideration Shares shall be named as selling securityholders in the Shelf Registration Statement and the Prospectus in such a manner as to permit the Holders to deliver such Prospectus to purchasers of Consideration Shares in accordance with applicable law under ordinary circumstances.

         (d) Except as specifically provided herein, OpenTV shall pay all Registration Expenses in connection with registrations pursuant to this Section
3.01. Except as set forth in the definition of Registration Expenses, the Holders shall pay all fees and expenses of counsel for such Holders and all underwriting discounts and commissions, if any, relating to the sale or disposition of such Holders' Consideration Shares pursuant to any Shelf Registration Statement.

         (e) If any registration in respect of Consideration Shares pursuant to this Section 3.01 is in the form of an underwritten Public Offering, OpenTV shall have the right to select the managing underwriter or co-managing underwriters for such Public Offering, which underwriter shall be reasonably acceptable to the Holders holding a majority of the Consideration Shares.

         Section 3.02. Registration Procedures. In connection with any registration in respect of Consideration Shares pursuant to Section 3.01:

         (a) OpenTV shall, at least three Business Days prior to filing a Shelf Registration Statement or Prospectus or any amendment or supplement thereto, (i) notify the Holders holding Consideration Shares that will be included in such Shelf Registration Statement of the underwriters and/or broker-dealers designated by OpenTV for the sale of such Consideration Shares pursuant to such Shelf Registration Statement and (ii) furnish to the Holder and each underwriter, if any, of Consideration Shares covered by such registration statement copies of such Shelf Registration Statement as proposed to be filed (including documents to be incorporated by reference therein that expressly relate to the offering contemplated therein) which documents will be subject to the reasonable review and comments of such Holders (and their counsel) during such three-Business-Day period and OpenTV will not file any Shelf Registration Statement, any Prospectus or any amendment or supplement thereto (or any such documents incorporated by reference) containing any statements with respect to a Holder to which such Holder shall reasonably object in writing.

         (b) After the filing of a Shelf Registration Statement, OpenTV will promptly notify the Holders of (i) the effectiveness thereof, (ii) when the filing of any post-effective amendment to a Shelf Registration Statement or supplement to the Prospectus is required, when the same is filed, and in the case of any post-effective amendment, when the same becomes effective, (iii) any stop order suspending the effectiveness of such Shelf Registration Statement or the initiation of any proceedings for that purpose, and (iv) the lifting or withdrawal of such stop order or proceedings.

         (c) To the extent it elects to file and maintain the effectiveness of a Shelf Registration Statement, OpenTV will use commercially reasonable efforts (i) to register or qualify the Consideration Shares under such other securities or blue sky laws of such jurisdictions in the United States as the Holders reasonably (in the light of such Holders' intended plan of distribution) request and (ii) to cause such Consideration Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of OpenTV and do any and all other acts and things that are reasonably necessary to enable the Holders to consummate the disposition of the Consideration Shares owned by the Holders; provided that OpenTV will not be required to (w) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (x) conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

         (d) OpenTV will make available for inspection by the Holders holding Consideration Shares covered by a Shelf Registration Statement, any underwriter participating in any disposition pursuant to such Shelf Registration Statement and any attorney or accountant retained by Holder or such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of OpenTV (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause OpenTV's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Shelf Registration Statement; provided that in no event shall OpenTV be required to make available to the Holders, any underwriter or their counsel any information that OpenTV's board of directors in its sole judgment believes is competitively sensitive. Records that OpenTV determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) such Records are in the public domain or otherwise publicly available, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The Holders agree that information obtained by them as a result of such inspections shall be deemed confidential and shall not be used by them as the basis for any market transactions in the securities of OpenTV or its Affiliates unless and until such information is made generally available to the public. The Holders further agree that they will, upon learning that disclosure of such Records is sought in a court, give notice to OpenTV and allow OpenTV, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

         (e) OpenTV will furnish to Holders holding Consideration Shares covered by such Shelf Registration Statement and to each underwriter, if any,
(i) a conformed copy of the Shelf Registration Statement as declared effective by the Commission and of each post-effective amendment thereto, and (ii) such number of copies of the final Prospectus and each supplement thereto as may reasonably be required to facilitate the distribution of the Consideration Shares owned by such Holder.

         (f) OpenTV will use commercially reasonable efforts to make generally available to its security holders, as soon as reasonably practicable following the take-down from any Shelf Registration Statement, an earnings statement covering a period of 12 months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

         (g) OpenTV will use commercially reasonable efforts to cause Consideration Shares to be listed on the principal securities exchange or qualified for trading on the principal national quotation system on which the OpenTV A Ordinary Shares are then listed or quoted upon the sale of the Consideration Shares pursuant to a Shelf Registration Statement.

         (h) In connection with any Shelf Registration Statement, the Holders covenant and agree:

                  (i) to cooperate with OpenTV in connection with the preparation of the Shelf Registration Statement, and for so long as OpenTV keeps the Shelf Registration Statement effective, to provide OpenTV, in writing, for use in the Shelf Registration Statement, all information regarding the Holders and such other information as may be necessary to enable OpenTV to prepare the Shelf Registration Statement and the Prospectus covering the Consideration Shares and to maintain the currency and effectiveness thereof;

                  (ii) to permit OpenTV, the proposed underwriters, agents or broker-dealers of the offering or other distribution and their respective representatives and agents to examine such documents and records, and to supply any information as they may reasonably request in connection with the offering or other distribution of Consideration Shares;

                  (iii) to enter into such agreements with OpenTV and any underwriter, broker-dealer or similar securities industry professional containing representations, warranties, indemnities and agreements as are in each case customarily entered into and made by selling stockholders, and will cause its counsel to give any legal opinions customarily given, in secondary distributions under similar circumstances;

                  (iv) that during such time as the Holders may be engaged in a distribution of the Consideration Shares, to comply with all applicable laws including but not limited to Regulation M promulgated under the Exchange Act and pursuant thereto will, among other things, to the extent applicable: (A) not engage in any stabilization activity in connection with the securities of OpenTV in contravention of such rules; (B) distribute the Consideration Shares solely in the manner described in the Shelf Registration Statement; (C) cause to be furnished to each underwriter, agent or broker-dealer to or through whom the Consideration Shares may be offered, or to the offeree if an offer is made directly by a Holder, such copies of the Prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such underwriter, agent, broker-dealer or offeree; and (D) not bid for or purchase any securities of OpenTV or attempt to induce any person to purchase any securities of OpenTV other than as permitted under the Exchange Act;

                  (v) at least five (5) days prior to any distribution of Consideration Shares, to advise OpenTV in writing of the dates on which the distribution will commence and terminate, the number of the Consideration Shares to be sold, the terms and the manner of sale (including, to the extent applicable, the purchase price, the name of any underwriter, agent or broker-dealer to or through whom such distribution is being made, and the amount of any selling commissions or other items constituting compensation to such underwriter, agent or broker-dealer) and the number of OpenTV A Ordinary Shares that will be owned beneficially by a Holder after giving effect to such sale; and

                  (vi) that on notice from OpenTV that the use of the Shelf Registration Statement and/or the Prospectus is unavailable for any reason and that OpenTV requests that a Holder suspend the distribution of any Consideration Shares, to cease offering or distributing the Consideration Shares until such time as OpenTV notifies a Holder in writing that offering and distribution of the Consideration Shares may recommence.

         Section 3.03. Indemnification By OpenTV. OpenTV agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its officers, directors and agents and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, joint or several, and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into any Shelf Registration Statement or Prospectus (as amended or supplemented if OpenTV shall have furnished any amendments or supplements thereto) or any preliminary, summary or final prospectus or any amendments or supplements thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and OpenTV will reimburse such Holder for any legal or any other expenses reasonably incurred by him in connection with investigating or defending such loss, claim, damage, liability or expense except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to OpenTV by such Holder or on such Holder's behalf in either such case expressly for use therein; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any Prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from
(a) the fact that a current copy of the Prospectus was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Consideration Shares concerned to such Person, if it is determined that OpenTV timely provided such Prospectus and it was the responsibility of the

Holder to provide such Person with a current copy of the Prospectus and such current copy of the Prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense, or (b) the use of any Prospectus by or on behalf of a Holder after OpenTV has notified such Person that the use of the Shelf Registration Statement and/or the Prospectus is unavailable for any reason, including because the information included therein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or because the Shelf Registration Statement is no longer effective.

         Section 3.04. Indemnification By the Holders. The Holders, jointly and severally, agree to indemnify and hold harmless to the fullest extent permitted by law (including without limitation reimbursement of OpenTV for any legal or any other expenses reasonably incurred by it in investigating or defending such loss, claim, damage, liability or expense) OpenTV, its officers, directors and agents and each Person, if any, who controls OpenTV within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from OpenTV to the Holders in Section 3.03, but only (a) with respect to information furnished in writing by any such Holder or on a Holder's behalf, in either case expressly for use in any Shelf Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary, summary or final prospectus or any amendments or supplements thereto or (b) to the extent that any loss, claim, damage, liability or expense described in this Section 3.04 results from (i) the fact that a current copy of the Prospectus was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Consideration Shares concerned to such Person, if it is determined that OpenTV timely provided such Prospectus and it was the responsibility of a Holder to provide such Person with a current copy of the Prospectus and such current copy of the Prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense, (ii) the use of any Prospectus by or on behalf of any Holder after OpenTV has notified such Person that the use of the Shelf Registration Statement and/or the Prospectus is unavailable for any reason, including because the information included therein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or because the Shelf Registration Statement is no longer effective.

         Section 3.05. Conduct Of Indemnification Proceeding. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Sections 3.03 or 3.04 (an "Indemnified Party"), such Indemnified Party shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. For avoidance of doubt, OpenTV shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Holders and any other shareholder of the Sellers seeking indemnification in respect of a Shelf Registration Statement covering Consideration Shares. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent which consent shall not be unreasonably withheld, delayed or conditioned, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

         Section 3.06. Contribution. If the indemnification provided for hereunder is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between OpenTV on the one hand and each holder of OpenTV A Ordinary Shares covered by a Shelf Registration Statement on the other, in such proportion as is appropriate to reflect the relative fault of OpenTV and of each such holder OpenTV A Ordinary Shares in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of OpenTV on the one hand and of each such holder of OpenTV A Ordinary Shares on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         OpenTV and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.06 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                    ARTICLE 4
                            MISCELLANEOUS PROVISIONS

         Section 4.01. Share Numbers; Recapitalization, Exchanges, etc. The share numbers and other figures set forth in this Agreement shall be appropriately adjusted to reflect any stock splits, reverse splits, stock dividends and other events affecting the OpenTV A Ordinary Shares. The provisions of this Agreement shall apply to the full extent set forth herein, and shall be revised as necessary in a manner designed to effect the intentions of this Agreement, with respect to (i) the Consideration Shares, (ii) any and all securities into which such Consideration Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by OpenTV and (iii) any and all securities of OpenTV or any successor or assign or acquirer of OpenTV (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in conversion of, in exchange for or in substitution of, such securities of OpenTV.

         Section 4.02. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

         If to OpenTV to:

                  OpenTV Corp.
                  275 Sacramento Street
                  San Francisco, California 94111
                  Attention: General Counsel
                  Telephone: (650) 429-5500
                  Facsimile: (650) 237-0821

                  with copies to:

                  Liberty Broadband Interactive Television, Inc.
                  Southern Hills Tower
                  2431 E. 61st
                  Suite 800
                  Tulsa, Oklahoma 74136
                  Attention: General Counsel
                  Telephone: (918) 584-6644
                  Facsimile: (918) 584-6645
                  and

                  Baker Botts L.L.P.
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Attention:  Lee D. Charles
                  Telephone: (212) 408-2500
                  Facsimile: (212) 408-2501

         If to the Holders to:

                  BettingCorp Ltd
                  Tropic Isle Building
                  P.O. Box 438
                  Road Town, Tortolla
                  British Virgin Islands
                  Attention: Insinger Corporate Services (BVI) Ltd.
                  Telephone: (284) 494-2704
                  Facsimile: (284) 494-2616

                  with a copy to:

                  Tulchinsky-Stern & Co.
                  Riger Federman Building
                  22 Kanfey Nesharim St.
                  Givat Shaul, Jerusalem 95464
                  Attention: Doron D. Stern
                  Telephone: 011-02-6511919
                  Facsimile: 011-02-6513133

                  and

                  Gibson Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention: David Wilf
                  Telephone: (212) 351-4021
                  Facsimile: (212) 351-6277

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given
(a) upon actual delivery, if delivered by hand, (b) on the third Business Day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

         Section 4.03. Entire Agreement. This Agreement (including the other documents referred to herein) and the other documents effected in connection with the Purchase Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof.

         Section 4.04. Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or perform the provisions of this Agreement.

         Section 4.05. No Third-Party Beneficiaries. Except as provided in
Article III hereof, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

         Section 4.06. Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns. BettingCorp (and following such an assignment, any other Holder) shall not assign this Agreement other than an assignment by BettingCorp to its securityholders listed on Schedule A pursuant to a distribution of all or substantially all the assets of BettingCorp, provided that such assignee delivers to OpenTV a written instrument agreeing to be bound by all of the obligations of a "Holder" hereunder. No assignment or transfer shall be effective hereunder unless and until the purported transferee executes and delivers an agreement, in form and substance reasonably acceptable to the parties, agreeing to be bound by the terms hereof.

         Section 4.07 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 4.08 Extension; Waiver. The parties may (a) extend the time specified herein for the performance of any of the obligations of the other parties or (b) waive compliance by the other parties with any of the agreements or covenants of such other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 4.08.

         Section 4.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 4.10 Interpretation. When reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 4.11. Governing Law; Submission to Jurisdiction.

         (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         (b) Subject to Section 4.12 hereof, each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.02 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         Section 4.12 ADR; Arbitration.

         (a) Each party hereto agrees that any dispute or claim arising between them in respect to the subject matter of this Agreement shall first be submitted to non-binding alternative dispute resolution ("ADR") and, in the event resolution of such matter has not been reached through the ADR process within 30 days of submission to such ADR process, any party may elect to resolve such matter by binding arbitration conducted as set forth in Sections 4.12(b) through 4.12(i) below. If any party has filed an action, suit or proceeding in a court pursuant to 4.11, the other parties may still exercise their right to arbitrate pursuant to this Section 4.12 at any time within ten Business Days following the receipt by such other parties of service of process with respect to action, suit or proceeding and if such other parties so exercises such right to arbitrate within such ten Business Day period, the party that has filed such action, suit or proceeding shall be required to have such action, suit or proceeding dismissed.

         (b) OpenTV, on the one hand, and the Holders involved in such dispute or claim, on the other hand, shall jointly select an independent arbitrator having no prior, existing or potential business relationship with any party or any of their respective Affiliates. Such arbitration shall be conducted in English in New York, New York, in accordance with the American Arbitration Association rules for international commercial arbitration (the "AAA Rules"), as modified by this Section 4.12. If the parties cannot agree to an independent arbitrator, then any party to such dispute or claim may apply to the American Arbitration Association to act as the appointing authority to appoint an independent arbitrator with experience in the subject matter of the dispute or claim.

         (c) Any party to such dispute or claim shall have the option, at its sole discretion, to elect for the arbitration to be conducted on an expedited basis, in which case Buyer and Seller agree that such expedited resolution shall be a condition to the conduct of the arbitration, and each party agrees that it will not contest or oppose such resolution on such expedited basis.

         (d) Each party agrees to facilitate the arbitration by: (i) making available to each other and to the arbitrator for inspection and extraction all documents, books, records and personnel under their control as the arbitrator shall determine to be relevant to the dispute, (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and
(iii) observing strictly the time periods established by the AAA Rules or by the arbitrator for the submission of evidence and briefs.

         (e) All papers, documents or evidence, whether written or oral, filed with or presented to the arbitrator shall be deemed by the parties and the arbitrator to be confidential information. No party, expert or arbitrator shall disclose in whole or in part to any other Person any confidential information submitted by any other Person in connection with any arbitration proceedings, except to the extent (i) required by law or regulation, (ii) reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute or (iii) that such "confidential" information was previously or subsequently becomes known to the disclosing party without restrictions on disclosure, was independently developed by such disclosing party or becomes publicly known through no fault of the disclosing party.

         (f) Each party shall bear its own costs and fees of arbitration conducted pursuant to this Section 4.12, provided that the prevailing party in such arbitration shall be entitled to recover from the non-prevailing party all such costs and fees incurred by the prevailing party, including without limitation its reasonable attorneys' fees.

         (g) The arbitrator is empowered to render the following awards in accordance with any provision of this Agreement: (i) enjoining a party from performing any act prohibited or compelling a party to perform any act required, by the terms of this Agreement and any order entered pursuant to this Agreement or deemed necessary by the arbitrator to resolve disputes arising under or relating to this Agreement or order; (ii) where, and only where, violations of this Agreement have been found, shortening or lengthening any period established by this Agreement or order; and (iii) ordering such other legal or equitable relief (subject to the limitations on liability set forth herein and therein) or specifying such procedures as the arbitrator deems appropriate, to resolve any dispute submitted to it for arbitration.

         (h) Any monetary award of the arbitrator shall be made and payable in New York City in freely available United States dollars free of any tax and deductions of any kind.

         (i) Each party agrees that the award of the arbitrator shall be final and non-appealable and shall be the sole and exclusive remedy between or among them regarding any and all claims, counterclaims, issues and accounting presented to the arbitrator, irrespective of the magnitude thereof. Each party hereby waives to the extent permitted by law all jurisdictional defenses, objections as to venue and any rights to appeal or to review of such award by any court or tribunal. Each party agrees that the arbitral award may be found and that a judgment on the arbitration award may be entered in any court having competent jurisdiction over the parties or their assets. The arbitrator shall issue to the parties a written explanation in English of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching such decision. Such explanation of the award and the statement of facts shall be treated as confidential information.

         Section 4.13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLEX ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.13.

         Section 4.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal courts of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

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

         Section 4.15 Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that this Agreement has not been written solely by counsel for one party, and that each party has had the benefit of its independent legal counsel's advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

         Section 4.16 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 4.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                     OPENTV CORP.

                                     By:/s/ Mark H. Allen
                                        ----------------------------------
                                        Name:  Mark H. Allen
                                        Title: Executive Vice President

                                     BETTINGCORP LTD.

                                     By: /s/ Michael Lobel
                                        ----------------------------------
                                        Name:  Michael Lobel
                                        Title:  Chief Executive Officer

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

                                                                      SCHEDULE A

                              CERTAIN SHAREHOLDERS

Rockstone Enterprises Ltd.
OZF Limited
Peak Teck Limited
Maclean Holdings Limited
Tamelony Trust
AHLY Limited
Northstar Financial Advisors Ltd.

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